Exhibit 99.1

RenaissanceRe Holdings Announces Extension of Employment Agreement with

Chief Executive Officer Neill A. Currie

Pembroke, Bermuda, February 23, 2009 — RenaissanceRe Holdings Ltd. (NYSE: RNR) today announced that it has extended its employment agreement with President, Chief Executive Officer and Director Neill A. Currie until February 22, 2014. Mr. Currie’s prior employment agreement was scheduled to expire on February 22, 2010, subject to automatic renewals for one-year terms. Mr. Currie, a co-founder of RenaissanceRe, has served as Chief Executive Officer since November 2005. Mr. Currie will also continue to serve on the Company’s Board of Directors.

“This long-term agreement secures continuity of leadership for RenaissanceRe under an individual who has positioned our business for long-term success,” said W. James MacGinnitie, Chairman of the Board. “Neill has both maintained and built upon the superior underwriting strength, modeling expertise and reputation for reliability that has long distinguished RenaissanceRe in the marketplace, and has developed a team to prepare for our current needs and future initiatives. We are delighted that the company will continue to benefit from Neill’s vision and dedication.”

“It has been a pleasure to see the company evolve from inception to its present position. I am honored to continue to be a part of its future and to communicate to employees and shareholders my continuing dedication to the firm,” said Mr. Currie. “I look forward to working with our extraordinary team to expand RenaissanceRe’s market leadership and pursue promising opportunities.”

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by the Company’s subsidiary RenaissanceRe Ventures Ltd., and (2) Individual Risk, which includes primary insurance and quota share reinsurance.

Cautionary Statement under “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this earnings release contain information about the Company’s future business prospects. These statements may be considered “forward-looking.” These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008.

INVESTOR CONTACT:	MEDIA CONTACT:

Fred R. Donner	David Lilly or Dawn Dover
Chief Financial Officer and Executive Vice President	Kekst and Company
RenaissanceRe Holdings Ltd.	(212) 521-4800
(441) 295-4513